Exhibit 99.1

January 15, 2003

Investors may contact:
Kevin Stitt, Bank of America, 704.386.5667
Lee McEntire, Bank of America, 704.388.6780

Media may contact:
Eloise Hale, Bank of America, 704.387.0013
eloise.hale@bankofamerica.com

Strong performance in consumer banking continues
to lead Bank of America growth in earnings

Company reports fourth quarter and full-year earnings per share of $1.69 and $5.91

CHARLOTTE — Bank of America Corporation today reported fourth quarter net income of $2.61 billion, or $1.69 per share (diluted) up from $2.06 billion, or $1.28 per share, a year ago.

For the full year, Bank of America reported net income of $9.25 billion, or $5.91 per share (diluted). A year earlier, the company reported net income of $6.79 billion, or $4.18 per share.

In the fourth quarter and full year, the return on average common equity was 21.58 percent and 19.44 percent, respectively.

As previously announced, the company recorded after-tax income of $488 million resulting from a tax settlement during the quarter.

Fourth quarter results were driven by continued growth in consumer revenue from mortgage, debit and credit card, and deposits. These items were partially offset by a weak market-related revenue.

“We continue to benefit from our diversified business mix,” said Kenneth D. Lewis, chairman and chief executive officer. “Fourth quarter performance was led by the strong growth we saw throughout the year in consumer banking and by tight expense control.”

“Although the economy remains challenging,” continued Lewis, “it was a successful year. We made great progress on our customer-focused strategy. We added talent, launched new products that deepened relationships, improved our customers’ satisfaction scores and increased retention. This intense focus paid off and we will continue to execute this strategy for 2003.”

Excluding goodwill amortization in 2001, fourth quarter net income was up 18 percent. Excluding goodwill amortization and $1.25 billion in costs related to the exit of the company’s auto leasing and subprime real estate lending business in 2001, full-year net income was up 7 percent.

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Fourth quarter financial summary (compared to a year earlier)

Financial highlights

•	Average total customer deposits grew 8 percent to $343 billion.

•	Average consumer loans increased 19 percent to $196 billion.

•	Mortgage banking income rose 23 percent to $206 million.

•	Card income was up 17 percent to $736 million.

•	The loan-to-domestic deposit ratio was 97 percent versus 99 percent a year earlier.

•	Book value per share rose 8 percent from 2001 to $33.49.

Customer highlights

•
During the fourth quarter, the company announced that it had entered into a definitive agreement with Santander Central Hispano to acquire 24.9 percent of its subsidiary, Grupo Financiero Santander Serfin, the most profitable and third largest bank in Mexico. The alliance will advance Bank of America’s strategy to better serve the Hispanic market. The transaction is expected to close in the first quarter of 2003.

•
The company increased consumer checking accounts by 528,000 in 2002, compared to an increase of 193,000 for 2001. The number of accounts increased by 127,000 in the fourth quarter. The company continues to attract and retain customers with its new My Access Checking™ product and through increased customer satisfaction.

•	The number of customers expressing their highest level of satisfaction with the company continued to increase:

Problem incidence decreased 24 percent
Small-business satisfaction with the bank increased 20 percent
Mortgage loan satisfaction increased 13 percent
Checking account satisfaction increased 10 percent

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Revenue

Fully taxable-equivalent revenue of $8.97 billion was relatively unchanged from the previous year.

Both fully taxable-equivalent net interest income and noninterest income remained relatively unchanged at $5.54 billion and $3.43 billion, respectively, from fourth quarter 2001 levels. Record refinance levels drove higher mortgage banking income results. Card income rose as a result of higher interchange and other fees. Total service charges increased 7 percent.

Other income was up due primarily to $172 million in gains on whole loan mortgage sales taken to manage prepayment risk. These improvements were offset by lower market-related revenues as investment banking and trading account profits declined a total of $286 million.

During the quarter, the company realized $304 million in net securities gains, down from $393 million in 2001, as the discretionary portfolio was repositioned in line with market conditions.

Efficiency

Expenses were down 9 percent from a year earlier to $4.83 billion, primarily due to tightened expense control, less litigation expense and using Six Sigma tools that resulted in productivity gains and efficiencies. Adjusted for the amortization of goodwill, expenses decreased 6 percent. The efficiency ratio was 53.9 percent.

Credit quality

Credit quality continued to be affected by uncertain economic and market conditions. Consumer credit quality continues to perform well while the franchise-based commercial portfolio improved during the quarter. The large corporate portfolio continued to experience credit issues in a few industries such as airlines, telecom and utilities as well as around specific events.

•	Provision for credit losses was $1.17 billion.

•
Net charge-offs were $1.17 billion, or 1.35 percent of loans and leases, down from $1.19 billion, or 1.42 percent, a year earlier. Included in the fourth quarter were losses associated with the bankruptcy of a major airline and with two credits in the utilities sector. Net charge-offs were 45 percent higher than the third quarter.

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Nonperforming assets were $5.26 billion, or 1.53 percent of loans, leases and foreclosed properties at Dec. 31, 2002, up 7 percent from $4.91 billion, or 1.49 percent, a year earlier. Nonperforming assets increased 3 percent from levels in the third quarter of 2002 due principally to increases in the large corporate portfolio.

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The allowance for credit losses was 2.00 percent of loans and leases on Dec. 31, 2002, a decrease in coverage of 9 basis points from 2.09 percent a year ago. The allowance for credit losses, at $6.85 billion, represented 136 percent of nonperforming loans, virtually unchanged from the third quarter of 2002, and down from 153 percent a year earlier.

Capital management

Total shareholders’ equity was $50.3 billion on Dec. 31, 2002, up 4 percent from a year ago, and represented 8 percent of period-end assets of $660 billion. The preliminary Tier 1 Capital Ratio was 8.22 percent, a decrease of 8 basis points from a year earlier.

During the quarter, Bank of America repurchased 9.7 million shares and issued 8.2 million shares as stock options were exercised. Average common shares outstanding were 1.50 billion, down 4 percent from 1.57 billion a year earlier, and were unchanged from the third quarter of 2002.

2002 full-year financial summary

Revenue

Fully taxable-equivalent revenue, at $35.1 billion, remained relatively unchanged from 2001.

Fully taxable-equivalent net interest income rose 4 percent to $21.5 billion. This growth was driven by a larger discretionary portfolio, the impact of interest rates, higher deposit balances and trading-related activities. These factors offset the impact of the exited subprime business in 2001. The net interest yield of 3.75 percent improved 7 basis points, reflecting a favorable change in loan mix and higher deposit levels. These factors somewhat offset the absence of the subprime business, and the yield impact of trading-related activities.

Noninterest income declined 5 percent to $13.6 billion. Solid growth in fee income from consumer products such as mortgages and debit and credit cards was unable to offset a sharp decline in equity investments and trading account profits due to the challenging economy. Other income was up, primarily due to higher levels of whole loan mortgage sale gains.

Efficiency

Noninterest expense decreased 11 percent to $18.4 billion from the prior year. This decline was driven by reduced litigation expense, lower business exit costs and lower personnel expense. Adjusted for the amortization of goodwill, expenses were down 8 percent.

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Credit quality

Provision expense was $3.70 billion in 2002, a 14 percent decline from 2001. Included in the 2001 expense was $395 million related to the exit of the subprime business. Excluding that charge, provision expense declined 5 percent.

Net charge-offs totaled $3.70 billion, or 1.10 percent of loans and leases, down from $4.24 billion, or 1.16 percent of loans and leases, in 2001. Net charge-offs in 2001 included $635 million in losses related to the exit of the subprime business. Excluding that loss, full year charge-offs rose 2 percent, led by higher losses in the card portfolio.

2002 full-year business segment results

To present comparable business segment results, earnings and expenses for 2001 have been adjusted to exclude goodwill amortization.

Consumer & Commercial Banking

Consumer & Commercial Banking (CCB) earned $6.09 billion, up 13 percent from a year earlier. Total revenue grew 9 percent while expenses increased 5 percent. Return on equity was 33.1 percent and Shareholder Value Added (SVA) grew 23 percent to $4.05 billion.

Net interest income increased 10 percent to $14.5 billion, driven by growth in consumer loans and deposits. Consumer loans grew 16 percent, primarily in residential mortgages and credit cards. Commercial loan levels declined 12 percent as companies paid down loan balances.

Average CCB deposits grew 6 percent, driven by growth in new checking accounts and improved account retention. Growth in consumer deposits continued to be led by increases in money market savings and checking account balances.

Noninterest income was up 8 percent to $8.45 billion, driven by higher consumer service charges from increased customer activity, mortgage activity, growth in new customers, increased use of debit and credit cards by customers and higher commercial account service charges.

Global Corporate and Investment Banking

Global Corporate and Investment Banking (GCIB) earned $1.72 billion, a 17 percent decline from last year. Revenue decreased 8 percent to $8.83 billion, while the provision for loan losses decreased 6 percent. Additionally, expenses declined 5 percent. Return on equity was 15.5 percent and SVA decreased 19 percent to $421 million.

Total trading-related revenue in GCIB, which includes trading-related net interest income and trading-account profits, was $2.80 billion, down 18 percent from 2001 results, primarily due to weaker demand for equity and fixed-income products.

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Despite the challenging environment, investment banking income only decreased 3 percent from 2001 to $1.48 billion. This result was driven by increased syndications and advisory fees, which offset weaker market demand for securities underwriting.

Asset Management

Asset Management earnings decreased 29 percent from a year ago to $404 million, primarily due to one large credit. Provision for credit losses rose to $318 million from $121 million a year earlier. Revenue of $2.40 billion was down 3 percent while expenses remained flat as the business continued to invest in distribution capabilities. Return on equity was 16.3 percent and SVA declined $199 million to $113 million.

Assets under management remained relatively unchanged at $310 billion. Asset Management grew its distribution capabilities to better serve the financial needs of clients across the franchise, surpassing its 20 percent goal of increasing the number of financial advisors and relationship managers in 2002.

Equity Investments

Equity Investments reported a net loss of $329 million, compared to a net loss of $115 million a year ago. In Principal Investing, cash gains of $432 million were offset by impairments of $710 million. In 2001, cash gains of $425 million offset impairments of $335 million.

One of the world’s leading financial services companies, Bank of America is committed to making banking work for customers and clients like it never has before. Through innovative technologies and the ingenuity of its people, Bank of America provides individuals, small businesses and commercial, corporate and institutional clients across the United States and around the world new and better ways to manage their financial lives.

Shares of Bank of America (ticker: BAC), the second largest banking company in the United States by market capitalization, are listed on the New York, Pacific and London stock exchanges. The company’s Web site is www.bankofamerica.com. News, speeches and other corporate information may be found at www.bankofamerica.com/newsroom.

Additional financial tables are available at www.bankofamerica.com/investor/.

Note: James H. Hance, Jr., vice chairman and chief financial officer, will discuss fourth quarter and full year results in a conference call at 9:30 a.m. (Eastern Time) today. The call can be accessed via a webcast available on the Bank of America Web site at http://www.bankofamerica.com/investor/.

Forward-Looking Statements
This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) changes in the interest rate environment reduce interest margins and impact funding sources; 5) changes in foreign exchange rates increases exposure; 6) changes in market rates and prices may adversely impact the value of financial products; 7) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 8) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; and 9) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.
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Bank of America

	Three Months Ended December 31		Twelve Months Ended December 31
	2002	2001	2002	2001
(Dollars in millions, except per share data; shares in thousands)

Financial Summary(1)
Earnings	$2,614	$2,057	$9,249	$6,792
Earnings per common share	1.74	1.31	6.08	4.26
Diluted earnings per common share	1.69	1.28	5.91	4.18

Dividends per common share	0.64	0.60	2.44	2.28
Closing market price per common share	69.57	62.95	69.57	62.95
Average common shares issued and outstanding	1,499,557	1,570,083	1,520,042	1,594,957
Average diluted common shares issued and outstanding	1,542,482	1,602,886	1,565,467	1,625,654

Summary Income Statement(1)
Net interest income	$5,374	$5,417	$20,923	$20,290
Noninterest income	3,430	3,398	13,571	14,348

Total revenue	8,804	8,815	34,494	34,638
Provision for credit losses	1,165	1,401	3,697	4,287
Gains on sales of securities	304	393	630	475
Noninterest expense	4,832	5,324	18,436	20,709

Income before income taxes	3,111	2,483	12,991	10,117
Income tax expense	497	426	3,742	3,325

Net income	$2,614	$2,057	$9,249	$6,792

Summary Average Balance Sheet
Loans and leases	$343,099	$333,354	$336,819	$365,447
Managed loans and leases	347,970	342,866	343,109	375,624
Securities	83,751	71,454	75,298	60,372
Earning assets	601,881	555,205	573,521	560,316
Total assets	695,468	651,797	662,401	649,547
Deposits	381,381	368,171	371,479	362,652
Common shareholders’ equity	48,015	48,850	47,552	48,609
Total Shareholders’ equity	48,074	48,916	47,613	48,678

Performance Indices(1)
Return on average assets	1.49%	1.25%	1.40%	1.05%
Return on average common shareholders’ equity	21.58	16.70	19.44	13.96

Credit Quality
Net Charge-offs(2)	$1,165	$1,194	$3,697	$4,244
% of average loans and leases	1.35%	1.42%	1.10%	1.16%
Managed bankcard net charge-offs as a % of average managed bankcard receivables	4.99	4.90	5.28	4.76

	At December 31
	2002	2001
Balance Sheet Highlights
Loans and leases	$342,755	$329,153
Securities	69,148	85,499
Earning assets	562,432	517,650
Total assets	660,458	621,764
Deposits	386,458	373,495
Common shareholders’ equity	50,261	48,455
Book value per share	33.49	31.07
Total Shareholders’ equity	50,319	48,520

Total equity to assets ratio (period end)	7.62%	7.80%
Risk-based capital ratios:(3)
Tier 1	8.22	8.30
Total	12.43	12.67
Leverage ratio	6.31	6.56
Period-end common shares issued and outstanding	1,500,691	1,559,297
Allowance for credit losses	$6,851	$6,875
Allowance for credit losses as a % of loans and leases	2.00%	2.09%
Allowance for credit losses as a % of nonperforming loans	136	153
Nonperforming loans	$5,037	$4,506
Nonperforming assets	5,262	4,908
Nonperforming assets as a % of:
Total assets	.80%	.79%
Loans, leases and foreclosed properties	1.53	1.49
Nonperforming loans as a % of loans and leases	1.47	1.37

Other Data
Full-time equivalent employees	133,944	142,670
Number of banking centers	4,208	4,253
Number of ATM’s	13,013	13,113

(1)
The three months ended December 31, 2001 included goodwill amortization of $160 million. The impact on net income was $149 million, or $0.09 per share (diluted). The year ended December 31, 2001 included goodwill amortization of $662 million. The impact on net income was $616 million, or $0.38 per share (diluted).

(2)	Net charge-offs in 2001 included $635 million related to the exit of certain consumer finance businesses.
(3)	2002 ratios are preliminary.

BUSINESS SEGMENT RESULTS

	Consumer and Commercial Banking	Asset Management	Global Corporate and Investment Banking	Equity Investments	Corporate Other
Twelve months ended December 31, 2002
Total revenue	$22,989	$2,399	$8,833	$(433)	$1,294
Net income	6,088	404	1,723	(329)	1,363
Shareholder value added	4,054	113	421	(582)	(246)
Return on equity	33.1%	16.3%	15.5%	(15.5)%	n/m
Average loans and leases	$183,341	$23,251	$62,934	$440	$66,853

Twelve months ended December 31, 2001
Total revenue	$21,058	$2,475	$9,586	$29	$1,833
Net Income(4)	4,953	522	1,956	(115)	(524)
Shareholder value added	3,287	312	519	(388)	(643)
Return on equity	25.9%	23.5%	14.9%	(4.9)%	n/m
Average loans and leases	$178,116	$24,381	$82,321	$477	$80,152

n/m	= not meaningful
(4)
Includes goodwill amortization of $421 million for Consumer and Commercial Banking, $47 million for Asset Management, $108 million for Global Corporate and Investment Banking, $8 million for Equity Investments and $32 million for Corporate Other.

	Three Months Ended December 31		Twelve Months Ended December 31
	2002	2001	2002	2001
SUPPLEMENTAL FINANCIAL DATA (Non-GAAP basis)

Performance Metrics—Excluding exit charges(1,2)
Earnings exluding exit charges	$2,614	$2,057	$9,249	$8,042
Return on average assets	1.49%	1.25%	1.40%	1.24%
Return on average common shareholders’ equity	21.58	16.70	19.44	16.53
Efficiency ratio (taxable-equivalent basis)	53.90	59.80	52.55	55.47
Shareholder value added	$1,214	$793	$3,760	$3,087
Taxable-equivalent basis data
Net interest income	5,537	5,505	21,511	20,633
Total revenue	8,967	8,903	35,082	34,981
Net interest yield	3.66%	3.95%	3.75%	3.68%
Efficiency ratio	53.90	59.80	52.55	59.20

(1)
Excludes charges for provision for credit losses of $395 million and noninterest expense of $1.3 billion, both of which are related to the exit of certain consumer finance businesses in the third quarter of 2001. Noninterest expense charges consisted of goodwill write-offs, auto lease residual charges, real estate servicing asset charges and other transaction costs. The impact of business exit charges on net income for the year ended December 31, 2001 was $1.25 billion or $0.77 per share (diluted).

(2)	See footnote (1) on page 1.